M-WISE APPOINTS ZACH SIVAN AS CHIEF EXECUTIVE OFFICER
Mati Broudo advances to position of Chairman of the Board

WILMINGTON, DE, February 13, 2007 (PRIMEZONE) -- Mobile content technology vendor, m-Wise (OTC.BB: MWIS) is pleased to announce management changes expressing optimism for 2007.

Mati Broudo, m-Wise's CEO for the past five years will continue to guide and accompany the further development of the company in his new role as Chairman of the Board of Directors. Zach Sivan, Vice President of Sales and Marketing, is appointed as the new CEO and will lead the company's day-to-day business and operations.

"m-Wise has made a great progress in the last several years - evolving from a start-up company to a leading technology vendor in the wireless industry," said Mati Broudo. "We have been able to acquire wireless entertainment market leading customers such as ITouch, Thumbplay, Unefon and SupportComm driving the business into maturity and profitability. The company is now very well positioned to be a more dominant player in the wireless industry and become part of the expected business consolidations in this industry. It is with complete confidence that the Board of Directors recognizes Zach's effectiveness and ability to lead the company through the next stages of growth in the coming years."

"It is with great honour that I accept this position," said Zach Sivan. "I look forward to leading further innovations of our technologies and addressing any business challenges to drive m-Wise to new heights of development this year."

Zach Sivan began working at m-Wise as a sales manager five years ago. Over the years Mr. Sivan has been deeply involved in the company business and operations and a key player in m-Wise's ability to overcome the high-tech industry crisis of 2002 and 2003. He helped the company generate it's first significant technology sales and drive the business towards profitability.

About m-Wise
Founded in 2000, m-Wise has rapidly established itself as a leading international provider of enabling technologies for the mobile communications, mobile gaming, and mobile entertainment industries. m-Wise is the developer of MOMA (Mobile Once, Mobile Anywhere), the de facto content management and service delivery platform used on or through over 50 mobile networks throughout Europe, North and Latin America, and Asia.

MOMA is an integrated "one stop shop" for mobile operators, wireless ASPs, content providers, and media producers to always deliver end-users with a state-of-the-art mobile experience. MOMA makes it easy not only to manage and deliver content like entertainment, music, games, and video without specific regard to handset compatibility but also adds real-time end user capabilities like voting, chat, and access to live data. Better yet, MOMA includes transactional billing, customer care, and even marketing capabilities - all built in.

For more information, please visit www.m-wise.com.

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This press release contains "forward-looking statements." Said statements use
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All representations are limited to the date of this press release and involve
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forward-looking statements. Actual future results may differ significantly from those identified and described herein.

For more information, please contact:

m-Wise:
Adi Armoza
Email: press@m-wise.com